DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                              NEW YORK, NY 10017
                                  212-450-4000



                                                       August 9, 1999


Formica Corporation
15 Independence Boulevard
Warren, NJ 07059


Ladies and Gentlemen:

         We have acted as special counsel to Formica Corporation, a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its 10 7/8% Series B Senior Subordinated Notes due 2009 (the "New Notes") for any and all of its outstanding 10 7/8% Series A Senior Subordinated Notes due 2009 (the "Old Notes").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing and assuming the due execution and delivery of the New Notes, we are of the opinion that the New Notes, when executed, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer will be valid and binding obligations of the Company enforceable in accordance with their terms, except (x) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (z) to the extent that a waiver of rights under any usury or stay law may be unenforceable.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the





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United States of America and the General Corporation Law of the State of
Delaware (which includes the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws).

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

         This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that Summit Bank, N.A., as Exchange Agent for the Exchange Offer, and the holders of the Old Notes and New Notes may rely upon this opinion as if it were addressed directly to them.

                                            Very truly yours,